                                                                   EXHIBIT 12(b)

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
    COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                ($ in millions)

                                                                               Year Ended December 31,
                                                          1989          1990           1991           1992         1993
                                                          ----          ----           ----           ----         ----
Earnings:
 1. Income (loss) before income
    taxes and cumulative effects of
    accounting changes                                   $(815)        $  815         $  834         $  906       $1,550
 2. Add: Fixed charges excluding
    capitalized interest (Line 13)                       4,803          4,826          3,614          3,099        3,148
 3. Less: Equity in undistributed
    income of unconsolidated
    subsidiaries and affiliates                             14             47             31            40           30
                                                        ------         ------         ------        ------       ------
 4. Earnings including interest on
    deposits                                             3,974          5,594          4,417         3,965        4,668
 5. Less: Interest on deposits                           2,253          2,226          1,589         1,119        1,013
                                                        ------         ------         ------        ------       ------
 6. Earnings excluding interest on
    deposits                                            $1,721         $3,368         $2,828        $2,846       $3,655
                                                        ======         ======         ======        ======       ======

 Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
    requirements                                        $    7         $   31         $   34        $   30       $   23
 8. Ratio of income from continuing
    operations before income taxes to
    income from continuing operations
    after income taxes*                                    127%           123%           125%          142%         145%
                                                        ------         ------         ------        ------       ------
 9. Preferred stock dividend requirements
    on a pretax basis                                   $    9         $   38         $   43        $   43       $   33
                                                        ======         ======         ======        ======       ======


Fixed Charges:
10. Interest expense                                    $4,775         $4,799         $3,585        $3,072       $3,122
11. Estimated interest component
    of net rental expense                                   26             27             29            27           26
12. Amortization of debt issuance
    expense                                                  2              -              -             -            -
                                                        ------         ------         ------        ------       ------
13. Total fixed charges including
    interest on deposits
    and excluding
    capitalized interest                                 4,803         4,826           3,614         3,099        3,148
14. Add: Capitalized interest                                5             -               -             -            -
                                                        ------         ------         ------        ------       ------
15. Total fixed charges                                  4,808         4,826           3,614         3,099        3,148
16. Add: Preferred stock dividend
    requirements - pretax (Line 9)                           9            38              43            43           33
                                                        ------         ------         ------        ------       ------
17. Total combined fixed charges
    and preferred stock
    dividend requirements on
    a pretax basis                                       4,817          4,864          3,657         3,142        3,181
18. Less: Interest on deposits (Line 5)                  2,253          2,226          1,589         1,119        1,013
                                                        ------         ------         ------        ------       ------
19. Combined fixed charges and
    preferred stock dividend requirements
    on a pretax basis excluding interest on
    deposits                                            $2,564         $2,638         $2,068        $2,023       $2,168
                                                        ======         ======         ======        ======       ======

Consolidated Ratios of  Earnings to Combined
  Fixed Charges and Preferred Stock Dividend
  Requirements:
    Including interest on deposits
    (Line 4/Line 17)                                      0.82           1.15           1.21          1.26         1.47
                                                        ======         ======         ======        ======       ======

    Excluding interest on deposits
    (Line 6/Line 19)                                      0.67           1.28           1.37          1.41         1.69
                                                        ======         ======         ======        ======       ======

* Represents income from continuing operations before income taxes, excluding the 1989 special provision for refinancing country credit losses of $1.6 billion, divided by income from continuing operations after income taxes, excluding the 1989 special provision for refinancing country credit losses of $1.6 billion, which adjusts preferred stock dividend requirements to a pretax basis.

For the year ended December 31, 1989, earnings, as defined above, did not cover combined fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, by $843 million as a result of the 1989 special provision for refinancing country credit losses of $1.6 billion.

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